Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Anika Therapeutics, Inc.

Pondel/Wilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
William Knight, CFO	Rob Whetstone (323) 866-6050
(781) 932-6616

ANIKA THERAPEUTICS REPORTS 2003 THIRD QUARTER FINANCIAL RESULTS

WOBURN, Mass. – November 6, 2003 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced financial results for the third quarter and nine-months ended September 30, 2003.

For the third quarter, Anika posted revenue of $3,688,000, a 27% increase, compared with $2,905,000 for the same period last year.  Net income for the quarter was $420,000, or $.04 per share, compared with a net loss of $908,000, or $.09 per share, for the third quarter of 2002.

For the nine-month period ended September 30, 2003, revenue increased 19% to $10,390,000 versus $8,716,000 in the comparable period in 2002.  The company reported net income for the nine-month period in 2003 of $26,000, or $0.00 per share, compared with a net loss of $3,869,000, or $0.39 per share in 2002.

“This quarter the company continued to benefit from strong HYVISC® sales, our treatment for equine osteoarthritis, and steady momentum in the ORTHOVISC® business, our product for the treatment of osteoarthritis of the knee, compared with the same period last year,” said Charles Sherwood, Ph.D., president and chief executive officer.  “Our distribution partner for ORTHOVISC in Turkey has devoted additional resources to marketing efforts that are beginning to produce tangible results in that market and we are looking to expand market share in Europe with our recently established alliances.”  In September the company announced it had expanded the sales territory in Europe to include Germany and France.  Marketing efforts have begun in Germany but will not begin in France until reimbursement approval has been received.  Dr. Sherwood also said the company’s ophthalmics business was steady in the third quarter, with a 10% increase year-over-year and a 13% increase on a sequential quarterly basis.

“We are dedicating increased attention to establishing a distribution partner to commercialize ORTHOVISC in the U.S., pending FDA marketing clearance, and to building our product pipeline,”

(more)

continued Dr. Sherwood.  “To this end, we are focusing on preclinical studies for a cosmetic tissue augmentation product using our patented cross-linked hyaluronic acid gel to correct dermal defects and moving INCERT®, our product for the prevention of post-surgical adhesions, into human clinical trials as soon as practicable.”

Gross margin for the third quarter rose to 47.7% compared with 32% in the same period last year and 44.4% in the preceding second quarter, primarily reflecting ongoing improvements in manufacturing efficiencies.  For the nine-month period, gross margin was 44.7% versus 28.1% in the comparable period last year.

As expected, research and development expenses declined 52% to $482,000 in the most recent quarter compared with the third quarter of 2002 when the company was still conducting its pivotal Phase III clinical trial for ORTHOVISC, which was completed in late 2002.  Similarly, for the nine-month period, research and development expenses declined 38% to $1,939,000 compared with $3,139,000 incurred in the first nine-months of 2002.

Selling, general and administrative expenses of $885,000 for the 2003 third quarter were on par with the same period last year and declined slightly from $945,000 in the preceding quarter.  For the nine months ended September 30, selling, general and administrative expenses declined 13% to $2,945,000.

Cash, restricted cash and short-term investments at September 30, 2003 totaled $12.9 million compared with $11.5 million at June 30, 2003.

Conference Call Information

The company will hold a conference call to review its financial results Friday, November 7, 2003 at 11:00 a.m. EST.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com/newset.htm.  The call will be archived and accessible on the same Web site for one year beginning at 2:00 p.m. EST Friday, November 7, 2003.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  In addition to ORTHOVISC®, a treatment for osteoarthritis of the knee (not approved for sale in the U.S.), Anika markets HYVISC® in the U.S. for the treatment of equine osteoarthritis through Boehringer Ingelheim Vetmedica, Inc. and manufactures AMVISC® and AMVISC® Plus, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEaseTM, which is marketed by Advanced Medical Optics, Inc., STAARVISCTM-II distributed by STAAR Surgical Company and ShellgelTM for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s goal of obtaining FDA approval for ORTHOVISC®, (vii) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (viii) the Company’s intention to increase market share for ORTHOVISC® in international (and, eventually, domestic) markets or otherwise penetrate growing markets for osteoarthritis of the knee,, and (ix) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT®  clinical trials.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, including ORTHOVISC®,  or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, including enlisting a domestic distribution partner for ORTHOVISC®, (iii) new distribution arrangements will not result in meaningful sales of the Company’s products, or (iv) increased sales of the Company’s products, including HYVISC®,, Orthovisc®,or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, any of which may have a material adverse effect on the Company’s business and operations.

Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002

Product revenue	$3,666,000	$2,889,000	$10,339,000	$8,690,000
License revenue	22,000	16,000	51,000	26,000
Total revenue	3,688,000	2,905,000	10,390,000	8,716,000
Cost of product revenue	1,930,000	1,975,000	5,745,000	6,264,000
Gross profit	1,758,000	930,000	4,645,000	2,452,000
Operating expenses:
Research and development	482,000	999,000	1,939,000	3,139,000
Selling, general and administrative	885,000	900,000	2,945,000	3,368,000
Total operating expenses	1,367,000	1,899,000	4,884,000	6,507,000
Income (loss) from operations	391,000	(969,000)	(239,000)	(4,055,000)
Interest income, net	29,000	61,000	111,000	186,000
Income (loss) before income tax	420,000	(908,000)	(128,000)	(3,869,000)
Income tax benefit	—	—	154,000	—

Net income (loss)	$420,000	$(908,000)	$26,000	$(3,869,000)
Basic net income (loss) per share	$0.04	$(0.09)	$—	$(0.39)
Shares used to calculate basic net income (loss) per share	9,959,904	9,934,280	9,945,195	9,934,280
Diluted net income (loss) per share	$0.04	$(0.09)	$—	$(0.39)
Shares used to calculate diluted net income (loss) per share	10,422,066	9,934,280	10,271,681	9,934,280

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30, 2003	December 31, 2002
ASSETS
Current assets :
Cash and cash equivalents	$12,611,000	$11,002,000
Restricted Cash	253,000	—
Marketable securities	—	2,500,000
Accounts receivable, net	1,909,000	1,198,000
Inventories	3,342,000	2,924,000
Prepaid expenses and other current assets	141,000	320,000
Total current assets	18,256,000	17,944,000
Property and equipment, at cost	9,785,000	9,619,000
Less: accumulated depreciation	(8,427,000)	(7,679,000)
	1,358,000	1,940,000
Long-term deposits	143,000	143,000
Notes receivable from officers	—	59,000
Total assets	$19,757,000	$20,086,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$428,000	$845,000
Accrued expenses and other current liabilities	1,145,000	1,703,000
Customer deposit	—	327,000
Deferred revenue	1,030,000	147,000
Total current liabilities	2,603,000	3,022,000

Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 30,000,000 shares authorized, 9,991,943 shares issued	100,000	100,000
Additional paid-in capital	31,572,000	31,640,000
Treasury stock (at cost, 30,538 and 57,663 shares)	(148,000)	(280,000)
Accumulated deficit	(14,370,000)	(14,396,000)
Total stockholders’ equity	17,154,000	17,064,000
Total liabilities and stockholders’ equity	$19,757,000	$20,086,000